Exhibit 10.4

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and between Cardtronics USA, Inc., a Delaware corporation (the “Company”), and David Dove (the “Executive”) effective as of August 22, 2016.

WHEREAS, the Company and the Executive have heretofore entered into that certain Employment Agreement effective September 1, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in certain respects;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and the Executive hereby agree, effective as of the date first set forth above, that the Employment Agreement shall be and is hereby amended as hereafter provided:

1.         The Parties acknowledge and mutually agree that, absent an earlier termination for Cause, Executive’s employment and the Employment Agreement shall terminate at the end of the Term, on February 28, 2017, which shall also serve as the Date of Termination.  The Parties acknowledge and agree that no further Notice of Termination by either Party shall be required.

2.         Section 2.2 of the Employment Agreement shall be modified with the addition of following language:

Notwithstanding the foregoing, from the date of this agreement through February 28, 2017 (the “Transition Period”), Executive shall not report to work on a daily basis, although Executive shall remain available by telephone and, upon reasonable notice, for individual in-person meetings.  During the Transition Period, Executive shall only represent or perform services for the Company as expressly requested by the Chief Executive Officer of the Parent Company. Executive also acknowledges and agrees that any changes to Executive’s authority, duties or responsibilities by reason of or during the Transition Period shall not constitute a Good Reason under the Employment Agreement.

3.         Section 2.6 of the Employment Agreement shall be modified with the addition of following language:

Notwithstanding the foregoing, during the Transition Period, Executive shall be permitted to pursue other business activities, including consulting engagements, provided that such are disclosed in advance to the Company and do not otherwise violate any other terms of the Employment Agreement, including but not limited to your obligations under Articles V and VIII.

4.         Section 7.1(a) of the Employment Agreement shall be modified with the addition of the following language at the end of that subsection:

1

In addition to the compensation and benefits set forth above, as a retention and transition incentive, upon the termination of Executive’s employment and this Employment Agreement at the expiration of the Term, subject to Executive’s continued compliance with the restricted covenants in in Articles V, VI and VII, and Executive’s delivery, within 50 days after the date of Executive’s termination of employment, of the Release, Executive shall also be entitled to the following:(i) payment of a one-time bonus of $200,000, payable within 60 days after the date of Executive’s termination of employment; and (ii) during the portion, if any, of the 12 month period following the Date of Termination that Executive elects to continue coverage for Executive and Executive’s eligible dependents under the Company’s group health plans under the COBRA, the Company shall promptly reimburse Executive on a monthly basis for the amount Executive pays to effect and continue such coverage.

5.         This Amendment (a) shall supersede any prior agreement between the Company and the Executive relating to the subject matter of this Amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under the Executive.

6.         Except as expressly modified by this Amendment, the terms of the Employment Agreement shall remain in full force and effect, including but not limited to Articles V through VII, and are hereby confirmed and ratified. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on this the 22th day of August 2016.

“EMPLOYEE”	“COMPANY”

CARDTRONICS USA, INC.

DAVID DOVE

/s/ David Dove	By:	/s/ Debra Bronder

	Name:	Debra Bronder

	Title:	Executive Vice President – Human Resources